Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated February 21, 2013, with respect to the financial statements of Permal Tactical Allocation Fund (expected to be renamed Permal Alternative Core Fund effective July 31, 2013), a series of Legg Mason Partners Equity Trust, as of December 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 25, 2013